Exhibit 99.1

Natural Order Acquisition Corp. Announces Closing of $230 Million Initial Public Offering, which Includes Full Exercise of the Underwriters' Over-Allotment Option

New York, November 13, 2020 (PRNEWSWIRE) – Natural Order Acquisition Corp. (Nasdaq: NOACU, the “Company” or “Natural Order”) announced today that it closed its initial public offering of 23,000,000 units, which includes the full exercise of the underwriters’ over-allotment option. The units were sold at $10.00 per unit, resulting in total gross proceeds of $230,000,000. Each unit consists of one share of common stock and one redeemable warrant. Each warrant entitles the holder thereof to purchase one half-share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols "NOAC" and "NOACW," respectively.

The Company is led by founders Paresh Patel (CEO) and Sebastiano Cossia Castiglioni (Chairman). The Company is a blank check company formed for the purpose of effecting a business combination with one or more businesses. It is the Company’s intention to pursue prospective targets that are focused on technologies and products related to plant-based food and beverages, alternative protein, and other alternatives to animal products. The proceeds of the offering will be used to fund such business combination.

The units began trading on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “NOACU” on November 11, 2020.

Chardan and Barclays acted as joint book running managers in the offering.

Loeb & Loeb LLP acted as counsel to the Company and Davis Polk & Wardwell LLP acted as counsel to the underwriters.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 10, 2020. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st Floor, New York, New York 10004 or telephone: 646-465-9001; or Barclays, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 888-603-5847, or email: Barclaysprospectus@broadridge.com. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Marc Volpe

CFO, Natural Order Acquisition Corp.

617-395-1644

info@natorac.com